BRITISH COLUMBIA

Number: BC1107842

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that HASHCHAIN TECHNOLOGY INC. changed its name to DIGIHOST TECHNOLOGY INC. on February 14, 2020 at 11:31 AM Pacific Time.

ELECTRONIC CERTIFICATE

Issued under my hand at Victoria, British Columbia
On February 14, 2020

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada